Exhibit 10.7

PITNEY BOWES INC.
DEFERRED INCENTIVE SAVINGS PLAN
AS AMENDED AND RESTATED
EFFECTIVE December 1, 2023 (except the amendment to Section 2.7(ii) which is EFFECTIVE September 11, 2023)
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
ADOPTED BY EMPLOYEE BENEFITS COMMITTEE DECEMBER 23, 2008

ARTICLE I
Establishment and Purpose
Pitney Bowes Inc. (the “Company”) hereby amends and restates the Pitney Bowes Inc. Deferred Incentive Savings Plan (the “Plan”), effective December 1, 2023 (except the amendment to Section 2.7(ii) which is EFFECTIVE September 11, 2023). This amendment and restatement applies only to amounts deferred under the Plan on or after January 1, 2005, and to amounts deferred prior to January 1, 2005 that were not vested as of December 31, 2004. From January 1, 2005 through December 31, 2008 the Plan was administered in good faith compliance with the requirements of Code Section 409A, the Treasury Regulations and official notices and pronouncements thereunder. Amounts deferred under the Plan prior to January 1, 2005 that were vested as of December 31, 2004 (the “Grandfathered Accounts”) shall be subject to the provisions of the Plan as in effect on October 3, 2004, as the same may be amended from time to time by the Company without material modification, it being expressly intended that such Grandfathered Accounts are to remain exempt from the requirements of Code Section 409A. The plan governing pre-2005 deferrals in the Grandfathered Account shall be renamed the Pitney Bowes Inc. Deferred Incentive Savings Plan for Pre-2005 Deferrals (“Grandfathered Plan”) and is attached for reference purposes as Appendix A. However, Articles III (Administration), IX (Beneficiary Designation), X (Amendment and Termination), and XI (Miscellaneous) of the Grandfathered Plan shall be superseded and supplanted by the corresponding provisions in this Plan. The Plan was amended and restated, effective December 1, 2023, to: (a) provide that all Participant Deferrals and Company Contributions, in each case, that have accrued on or after October 2, 2023 are subject to applicable Clawback Policies (as defined below). Sections 4.7 and 5.3 shall only apply to any such amounts that have accrued on or after October 2, 2023, (b) revise the definition of Change of Control in Section 2.7(ii) effective September 11, 2023, consistent with the change in this definition approved by the Company’s Board of Directors.
The purpose of the Plan is to attract and retain key employees by providing them with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.
The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer shall remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.
ARTICLE II
Definitions
2.1    Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
2.2    Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.
2.3    Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.
2.4    Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.5    Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.
A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p) (1)(B).
2.6    Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.
2.7    Change of Control. Change of Control shall be deemed to have occurred if the definition for Change of Control under the Pitney Bowes Senior Executive Severance Policy has been met, as that definition is amended from time to time.
At the time of the Plan Restatement, the definition of Change of Control under the Senior Executive Severance Policy is follows: “Change of Control” shall be deemed to have occurred if:
(i)there is an acquisition, in any one transaction or a series of transactions, other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or
(ii)during any period of 12 consecutive calendar months, individuals who, as the first day of such period constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the first day of such period, whose appointment, election, or nomination for election by Pitney Bowes’ shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors until such time (if ever) as such individual is approved by a majority of the directors then comprising the Incumbent Board; or
(iii)there occurs either (A) the consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such reorganization, merger, consolidation or sale or other disposition do not, following such reorganization, merger, consolidation, or sale or other disposition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation, or sale or other disposition or (B) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation or dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.

The determination as to the occurrence of a Change of Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.
2.8    Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.
2.9    Clawback Policy(ies). A Clawback Policy means any applicable clawback policy approved by the Board of Directors or the Executive Compensation Committee of the Board of Directors, as in effect from time to time (including, without limitation, the Compensation Recoupment Policy of the Company), whether approved or amended before or after the deferral of compensation.
2.10    Code. Code means the Internal Revenue Code of 1986, as amended from time to time.
2.11     Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.
2.12    Committee. Committee means the Executive Committee and the other committees to which it has delegated authority. The Executive Committee has delegated to the Employee Benefits Committee and the Trust Investment Committee certain authority over the Company’s benefit plans, including this Plan, as described and enumerated in the respective charters of the Employee Benefits Committee and the Trust Investment Committee. The Employee Benefits Committee under its charter may further delegate its authority to administer and review claims made under the Company’s benefit plans, including this Plan, to an Appeals Committee (see Article XII) as it deems prudent and reasonable. The Executive Committee reserves the right under this Plan to review all claims and appeals made by executives in compensation Bands H and above.
2.13     Company. Company means Pitney Bowes, Inc, and its Affiliates.
2.14     Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.
2.15 Company Stock. Company Stock means phantom shares of common stock issued by Pitney Bowes Inc.
2.16     Compensation. Compensation means a Participant’s base salary, bonus, cash incentive unit payment, sign-on bonus, retention pay, commission and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A. The Committee, from time to time, may determine which compensation awards are eligible for deferral.
2.17     Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. In its sole discretion, the Committee may establish administrative rules from time to time regarding different deferral amounts for each component of Compensation, a minimum or maximum deferral amount for each such component or other rules deemed by the Committee to be necessary for the orderly and efficient administration of this Plan. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.
2.18     Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.
2.19    Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals. Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but may be reduced by rules established by the Committee as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.
2.20     Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VIII.
2.21     Effective Date. Effective Date means January 1, 2009.
2.22     Eligible Employee. Eligible Employee means: (i) a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.
2.23     Employee. Employee means a common-law employee of an Employer.
2.24     Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.
2.25    ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.26     Executive Committee. Executive Committee means the Executive Compensation Committee of the Board of Directors of Pitney Bowes Inc.
2.27     Fiscal Year Compensation. Fiscal Year Compensation means Compensation earned during one or more consecutive fiscal years of a Participating Employer, all of which is paid after the last day of such fiscal year or years.
2.28     Grandfathered Account. Grandfathered Account means amounts deferred under the Grandfathered Plan prior to January 1, 2005 that were vested as of December 31, 2004.
2.29     Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.
2.30     Participating Employer. Participating Employer means the Company and each Adopting Employer.
2.31     Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such will be made.
2.32     Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance and as determined by the Committee from time to time.
2.33     Plan. Generally, the term Plan means the “Pitney Bowes Inc. Deferred Incentive Savings Plan” (sometimes referred to the DISP) as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of Account the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.
2.34     Plan Year. Plan Year means January 1 through December 31.
2.35     Retirement. Retirement means a Participant’s Separation from Service after attainment of age 55.

2.36     Retirement Benefit. Retirement Benefit means the benefit payable to a Participant under the Plan following the Retirement of the Participant.
2.37     Retirement/Termination Account. Retirement/Termination Account means an Account established by the Committee to record the amounts payable to a Participant that have not been allocated to a Specified Date Account. Unless the Participant has established a Specified Date Account, all Deferrals and Company Contributions shall be allocated to a Retirement/Termination Account on behalf of the Participant.
2.38     Separation Benefit. Termination Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service prior to Retirement.
2.39     Separation from Service. An Employee incurs a Separation from Service upon termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.
Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to below 50% of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months) disregarding periods during which the Employee was on a bona fide leave of absence. An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.24 of the Plan, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.
The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.
2.40     Specified Date Account. A Specified Date Account means an Account established pursuant to Section 4.3 that will be paid (or that will commence to be paid) at a future date as specified in the Participant’s Compensation Deferral Agreement. The Committee may limit the number of Specified Date Accounts. A Specified Date Account may be identified also as an “In-Service Account”.
2.41    Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(c).
2.42     Specified Employee. Specified Employee means an Employee who is a “Key Employee” under section 409A of the Code as determined by the Committee in accordance with its procedures developed pursuant to section 409A of the Code and regulations promulgated thereunder.
2.43     Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.
2.44     Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.
2.45    Substantial Risk of Forfeiture. Substantial Risk of Forfeiture shall have the meaning specified in Treas. Reg. Section 1.409A-1(d).

2.46     Unforeseeable Emergency. An Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152(a)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee. Determination of an Unforeseeable Emergency under these rules shall be made in the sole discretion of the Committee in accordance with the rules under section 409A of the Code.
2.47     Valuation Date. Valuation Date shall mean each Business Day.
2.48     Year of Service. A Year of Service shall mean each 12-month period of continuous service with the Employer.
ARTICLE III
Eligibility and Participation
3.1    Eligibility and Participation. An Eligible Employee becomes eligible to participate in the Plan upon receipt of a specific written notification of eligibility to participate from the Company. An Eligible Employee is eligible to defer Compensation if the Eligible Employee submits a timely Compensation Deferral Agreement and if the Eligible Employee is an Employee on the date the Compensation would otherwise have been paid but for the deferral election. An Eligible Employee becomes a Participant upon the earlier to occur of (i) a credit of Company Contributions under Article V or (ii) a Compensation Deferral by the Employee.
3.2    Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Compensation under the Plan but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from
Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.
ARTICLE IV
Deferrals
4.1    Deferral Elections, Generally.
(a)    A Participant shall submit a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.
(b)    Subject to rules established by the Committee during the applicable enrollment period, the Participant shall specify on his or her Compensation Deferral Agreement whether to allocate Deferrals to a Retirement/Termination Account or to a Specified Date Account. If no designation is made, all Deferrals shall be allocated to the Retirement/Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Participant’s Accounts shall be paid in a lump sum upon either the Participant’s Retirement/Termination or on the Specified Date as the case may be.
4.2    Timing Requirements for Compensation Deferral Agreements.
(a)    First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, he or she has up to 30 days following his initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation

Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7). An Eligible Employee may file a Compensation Deferral Agreement only after being notified in writing by the Company of his or her Eligibility under the Plan.
A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.
(b)    Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.
(c)    Performance-Based Compensation. Subject to Committee approval, Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:
(i)    the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and
(ii)    the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.
A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or upon a change of control (as determined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.
(d)    Fiscal Year Compensation. Subject to Committee approval, a Participant may defer Fiscal Year Compensation by filing a Compensation Deferral Agreement prior to the first day of the fiscal year or years in which such Fiscal Year Compensation is earned. The Compensation Deferral Agreement described in this paragraph becomes irrevocable on the first day of the fiscal year or years to which it applies.
(e)    Short-Term Deferrals. Subject to Committee approval, Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a change of control (as determined in Treas. Reg. Section 1.409A-3(i)(5)).
(f)    Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least twelve months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or upon a change of control (as determined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.
(g)    Company Awards. Participating Employers may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on or retention pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.

(h)    “Evergreen” Deferral Elections. The Committee, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.
4.3    Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Retirement/Termination Account subject to rules determined by the Committee. The Committee may, in its discretion, establish a minimum deferral period for Specified Date Accounts (for example, the third Plan Year following the year Compensation subject to the Compensation Deferral Agreement is earned). The Committee shall determine whether a deferral may be allocated to more than one Specified Date Account or to a Specified Date Account and the Participant’s Retirement/Termination Account.
4.4    Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.
4.5    Vesting. Subject to potential forfeiture under Section 4.7, Participant Deferrals shall be 100% vested at all times, unless otherwise specified by the Company prior to the deferral being made.
4.6    Cancellation of Deferrals. The Committee shall cancel a Participant’s Deferrals (i) for the balance of the Plan Year in which an Unforeseeable Emergency payment is made, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six-month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months. In the event a Participant receives a voluntary withdrawal from a Grandfathered Account, the Participant shall not be permitted to make Deferrals to the Plan in the Plan Year following the Plan Year in which the withdrawal is made.
4.7    Potential Forfeiture of Deferrals under Applicable Clawback Policies. Any Participant Deferrals accrued on or after October 2, 2023 are subject to forfeiture under the terms of any applicable Clawback Policy and shall not be deemed nonforfeitable or unconditionally vested until any such Clawback Policy is no longer applicable. Further, to the extent permitted by applicable law, including without limitation Code Section 409A, all Participant Deferrals are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a forfeiture event under an applicable Clawback Policy, any amounts required to be forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the Participant the amount specified under the Clawback Policy to be forfeited.

ARTICLE V
Company Contributions
5.1    Discretionary Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Participating Employer. The Company shall determine when Company Contributions shall be paid and whether or where the Participant can invest the Company Contributions.
5.2    Vesting. Subject to potential forfeiture under Section 5.3, Company Contributions described in Section 5.1, above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Committee or the Company at the time that the Company Contribution is made. Absent the Committee’s or the Company’s designation otherwise, all Company Contributions shall become 100% vested upon the occurrence of the earliest of: (i) the death of the Participant while actively employed; (ii) Retirement of the Participant, or (iii) a Change of Control. The

Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.2 shall be forfeited.
5.3    Potential Forfeiture of Company Contributions under Applicable Clawback Policies. Any Company Contributions described in Section 5.1 accrued on or after October 2, 2023 are subject to forfeiture under the terms of any applicable Clawback Policy and shall not be deemed nonforfeitable or unconditionally vested until any such Clawback Policy is no longer applicable. Further, to the extent permitted by applicable law, including without limitation Code Section 409A, all Company Contributions under the Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a forfeiture event under an applicable Clawback Policy, any amounts required to be forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the Participant the amount specified under the Clawback Policy to be forfeited.
ARTICLE VI
Benefits
6.1    Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:
(a)    Retirement Benefit. Upon the Participant’s Separation from Service due to Retirement, he or she shall be entitled to a Retirement Benefit. The Retirement Benefit shall be equal to the vested portion of the Retirement/Termination Account and the vested portion of any Specified Date Accounts that are not yet in pay status. The Retirement Benefit shall be based on the value of that Account as of the end of the month in which Separation from Service occurs. Payment of the Retirement Benefit will be made or begin during the month following the month in which Separation from Service occurs, provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made or begin during the seventh month following the month in which such Separation from Service occurs. If the Retirement Benefit is to be paid in the form of installments, any subsequent installment payments to a Specified Employee will be paid on the anniversary of the date the initial installment was made.
(b)    Separation Benefit. Upon the Participant’s Separation from Service for reasons other than death or Retirement, he or she shall be entitled to a Separation Benefit. The Separation Benefit shall be equal to the vested portion of the Retirement/Termination Account and the vested portion of any unpaid balances in any Specified Date Accounts. The Separation Benefit shall be based on the value of the Retirement/Termination Account as of the end of the month in which Separation from Service occurs. Payment of the Separation Benefit will be made or begin during the month following the month in which Separation from Service occurs, provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made or begin during the seventh month following the month in which such Separation from Service occurs.
(c)    Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that Account as of the end of the month designated by the Participant at the time the Account was established. Payment of the Specified Date Benefit will be made or begin during the month following the designated month. The Committee may allow Participants to designate only the year of deferral and then make all Specified Date elections payable during a Committee-designated month within such year.
(d)    Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of the Retirement/Termination Account and the vested portion of any unpaid balances in any Specified Date Accounts. The Death Benefit shall be based on the value of the Accounts as of the end of the month in which death occurred, with payment made within 90 days of the date of death.

(e)    Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.
6.2    Form of Payment.
(a)    Retirement Benefit. A Participant who is entitled to receive a Retirement Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her initial or, to the extent allowed, his or her subsequent Compensation Deferral Agreement to have such benefit paid in one of the following alternative forms of payment (i) substantially equal annual installments over a period of five (5) or ten (10), as elected by the Participant; or (ii) to the extent allowed by the Committee a lump sum payment of a percentage of the balance in the Retirement/Termination Account, with the balance paid in substantially equal annual installments over a period of five (5) or ten (10) as elected by the Participant.
(b)    Separation Benefit. A Participant who is entitled to receive a Separation Benefit shall receive payment of such benefit in a single lump sum.
(c)    Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum, unless the Committee allows and the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in substantially equal annual installments.
Notwithstanding any election of a form of payment by the Participant, upon a Separation from Service the unpaid balance of a Specified Date Account with respect to which payments have not been made shall be aggregated and paid in accordance with the form of payment applicable to the Retirement Benefit or Termination Benefit, as applicable.
(d)    Death Benefit. A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum.
(e)    Change of Control. If the Change of Control meets the requirements of section 409A under the Code (“Qualifying Change of Control”), the following applies. A Participant will receive a single lump sum payment equal to the unpaid balance of all of his or her Accounts upon a Separation from Service within 24 months following a Qualifying Change of Control. Subject to the payment rules for Specified Employees under Section 6.1(a)Accounts will be valued as of the last day of the month in which the Separation from Service occurs and payment will be made within 45 days of such Separation from Service. In addition to the foregoing, upon a Qualifying Change of Control, a Participant who has incurred a Separation from Service prior to the Qualifying Change of Control, and any Beneficiary of such Participant who is receiving or is scheduled to receive payments, will receive the balance of all unpaid Accounts in a single lump sum. Accounts will be valued as of the last day of the month following the Qualifying Change of Control and will be paid within 45 days of said Qualifying Change of Control.

(g)    Small Account Balances. Notwithstanding any prior Participant distribution elections, if, on the date the Participant terminates from service or retires, the aggregate of all Participant Accounts upon Separation from Service are $50,000 or less (deemed to be “Small Account Balances”), the vested balance in all Participant Accounts shall be distributed in a lump sum completely liquidating the Participant’s interest in the Plan in the month immediately following the end-of-month Valuation Date.
(h)    Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.
For purposes of Article VII, installment payments will be treated as a single form of payment. If a lump sum equal to less than 100% of the Retirement/Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.
6.3    Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may accelerate or delay the time of payment to the Participant hereunder, only to the extent the acceleration or delay is permitted under Treas. Reg. Section 1.409A-3(j)(4) or Section 1.409A-2(b) (7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.
ARTICLE VII
Modifications to Payment Schedules
7.1    Participant’s Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII. The Committee may impose limitations on the number of allowable modifications.
7.2    Time of Election. The date on which a modification election is submitted to the Committee must be at least twelve months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.
7.3    Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.
7.4    Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.
7.5    Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.
ARTICLE VIII
Valuation of Account Balances; Investments
8.1    Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the appropriate Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.
8.2    Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VIII (“investment allocation”).

8.3    Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time even if such removal requires Participants to re-designate investment choices, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.
8.4    Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.
    A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in percentage increments designated by the Committee. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.
A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.
8.5    Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.
8.6    Company Stock. The Committee may include Company Stock as one of the investment options described in Section 8.3. The Committee may, in its sole discretion, limit the investment allocation of Company Contributions to Company Stock. The Committee may also require Deferrals consisting of equity-based Compensation to be allocated to Company Stock. The Committee may also restrict investments in Company Stock to certain Participants and specify certain rules and limitations on investment and sale of Company Stock to comply with securities laws.
8.7    Diversification. A Participant may re-allocate an investment in Company Stock into another investment option subject to rules specified by the Committee. The portion of an Account that is invested in Company Stock will be paid under Article VI in the form of whole shares of Company Stock if the form of payment elected is a lump sum. If the Participant elects to be paid with installments, Company Stock will be paid under Article VI in the form of cash.
8.8    Dividend Equivalents. Dividend equivalents with respect to Company Stock will be credited to the applicable Accounts in the form of additional shares or units of Company Stock.
ARTICLE IX
Administration
9.1    Plan Administrator. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in this Article IX. The Executive Compensation Committee of the Company’s Board of Directors reserves the right to review all claims and appeals made by Participants in compensation Band H and above.
9.02     Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel to the Company.

9.03     Claim Procedure. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).
(a)    In General. Notice of a denial of benefits will be provided within ninety (90) days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.
(b)    Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.
(c)    Delegation. The Committee, unless provided otherwise, delegates to either the Company’s legal counsel or appropriate personnel in the Total Rewards Dept. or Employee Service Center to make an initial determination of all claims or controversies arising under the Plan.
9.04     Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Committee. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.
(a)    In General. Appeal of a denied benefits claim must be filed in writing with the Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.
(b)    Contents of Notice. If a benefits claim is completely or partially denied on appeal, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The decision on appeal shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. All appeals should be addressed to the Committee as follows:
Employee Benefits Committee
Attn: Committee Secretary and VP, Deputy GC – HR Legal
Pitney Bowes Inc. - Legal Dept.
3001 Summer Street
Stamford, CT 06926
9.05     Exhaustion of Remedies. A participant may not bring any legal action relating to a claim for benefits under the plan unless and until the participant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.
9.06     Indemnification. To the fullest extent permitted under Delaware law, the Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.
9.07     Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. All benefits shall be made conditional upon the participant’s acknowledgement, in writing or by acceptance of the benefits, that all decisions and determinations of the Committee shall be final and binding on the participant and his spouse, estate and any other person having or claiming an interest under the Plan.
ARTICLE X
Amendment and Termination
10.1 Amendment. Pitney Bowes Inc. by action of its Board of Directors, appropriate Board committee or as delegated to the Employee Benefits Committee, Trust Investment Committee or management may at any time amend or modify this Plan in whole or in part, if in its sole discretion such amendment or modification is deemed necessary or desirable, provided, however, that no amendment shall be effective to decrease the balance in any Account as accrued at the time of such amendment. Amendments necessary to comply with law or to allow the orderly administration of this Plan shall not be considered to be a reduction of previously accrued benefit. Any amendment made to this Plan after a Change of Control, as defined in the Pitney Bowes Senior Executive Severance Policy, or in contemplation of a Change of Control shall not in any way adversely affect the terms and conditions of this Plan as they exist prior to such amendment with respect to benefits vested prior to such amendment.
10.02 Company’s Right to Terminate. The Board of Directors of the Company or the Executive Committee of the Board may at any time terminate the Plan with respect to future allocations to the account. The Board or the Executive Committee may also terminate the Plan in its entirety at any time for any reason, and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

ARTICLE XI
Informal Funding
11.1    General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.
11.2    Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.
ARTICLE XII
General Provisions
12.1    Anti-assignment Rule. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).
12.2     No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.
12.3     No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.
12.4     Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.
12.5    Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.
12.6     Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.
12.7     Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

12.8     Accounts Taxable Under Code Section 409A. This Plan is intended to comply with section 409A of the Code and shall in all respects be administered in accordance with section 409A, including the requirement that payments to a “specified employee” of a publicly traded corporation upon separation from service be delayed for a period of six months after separation from service. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code. All payments to be made upon termination of employment under this Plan may only be made upon “separation from service” under section 409A. In no event may a participant, directly or indirectly, designate the calendar year of a payment, except pursuant to payment elections permitted under section 409A of the Code.
12.9     Governing Law. To the extent not preempted by ERISA, the laws of the State of Connecticut shall govern the construction and administration of the Plan.

APPENDIX A
PITNEY BOWES INC.
DEFERRED INCENTIVE SAVINGS PLAN
FOR PRE-2005 DEFERRALS
As Amended and Restated
Effective January 1, 2003
(Previously amended and Restated Effective January 1, 2000)